Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form S-3 Nos. 333-213590, 333-215460, 333-219987, 333-224680 and 333-228513) of Fate Therapeutics, Inc., and
2.

Registration Statements (Form S-8 Nos. 333-191576, 333-194625, 333-202690, 333-209392, 333-211484, 333-215880, 333-219989 and 333-223521, 333-230152) pertaining to the 2007 Equity Incentive Plan, the 2013 Stock Option and Incentive Plan, 2013 Employee Stock Purchase Plan, and the Inducement Equity Plan of Fate Therapeutics, Inc.;

of our reports dated March 2, 2020, with respect to the consolidated financial statements of Fate Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Fate Therapeutics, Inc. included in this Annual Report (Form 10-K) of Fate Therapeutics, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

San Diego, California

March 2, 2020